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                                                                    EXHIBIT 99.1

                            RAMSAY HEALTH CARE, INC.

                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE
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              RAMSAY HEALTH CARE, INC. CLOSES $22 MILLION FINANCING

CORAL GABLES, FLORIDA NOVEMBER 2, 1998 . . . Ramsay Health Care, Inc. (NASDAQ:RHCI), announced today that it had closed a $22 million financing with Fleet Capital. $8.0 million of the financing has been used to refinance all existing bank indebtedness. The additional financing will provide the Company with a $8.0 million revolving credit line and a $6.0 million acquisition line.

Commenting on the completion of the financing, Luis E. Lamela, Chief Executive Officer of Ramsay Health Care, Inc. stated, "We are very pleased to have established a banking relationship with a financial institution of the caliber of Fleet Capital. We look forward to working with them as we continue to grow the Company in the youth services arena."

Ramsay Health Care, Inc. is a provider and manager of specialized programs and services for at-risk and troubled youth. The Company through its subsidiary, Ramsay Youth Services, Inc. operates residential treatment centers, group homes and other specialized treatment and educational youth programs in 9 states and Puerto Rico.

Contact: Isa Diaz
         Vice President Corporate Relations
         (305) 569-4626